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                                                                EXHIBIT NO. 99.9
                                [logo] M F S(R)
                             INVESTMENT MANAGEMENT
                         We invented the mutual fund(R)

                    MASSACHUSETTS FINANCIAL SERVICES COMPANY
               500 BOYLSTON STREET BOSTON MASSACHUSETTS 02116-3741
             617 954 5047/FACSIMILE 617 954 7770/jdesmarais@mfs.com

Susan S. Newton
Associate General Counsel and Senior Vice President

Legal

                                                         August 24, 2005

MFS Institutional Trust
500 Boylston Street
Boston, MA  02116

Gentlemen:

         I am Associate General Counsel and Senior Vice President of Massachusetts Financial Services Company, which serves as investment adviser to MFS Institutional Trust (the "Trust"), and the Assistant Secretary of the Trust. I am admitted to practice law in The Commonwealth of Massachusetts. The Trust was created under a written Declaration of Trust dated September 13, 1990, and executed and delivered in Boston, Massachusetts, as amended and restated December 16, 2004 (the "Declaration of Trust"), as amended. The beneficial interest thereunder is represented by transferable shares without par value. The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

         I am of the opinion that the legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

         Under Article III, Section 3.4 and Article VI, Section 6.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time to issue shares of the Trust for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under
Article VI, Section 6.1, it is provided that the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited.

         Article X of the Trust's Amended and Restated By-Laws, dated January 1, 2002, as revised December 16, 2004, provides that shares of beneficial interest of the Trust may not be sold at a price less than the net asset value thereof, as defined in the Trust's By-Laws, determined by or on behalf of the Trustees next after the sale is made or at some later time after such sale.

         The Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933 (the "Shares").

         I am of the opinion that all necessary Trust action precedent to the issue of all the authorized but unissued Shares of the Trust has been duly taken, and that all the Shares were legally and validly issued, and when sold, will be fully paid and non-assessable, assuming the receipt by the Fund of the cash consideration therefor in accordance with the terms of Article X of the Trust's By-Laws as described above, except as described below. I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with the sale of the Shares.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         I consent to your filing this opinion with the Securities and Exchange Commission.

                                              Very truly yours,

                                              SUSAN S. NEWTON
                                              Susan S. Newton
                                              Associate General Counsel and
                                                Senior Vice President
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